                                                                    Exhibit 10.1

                            FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (this "Amendment") is dated for reference purposes only as of August __, 2006, by and between CaRR NP Properties L.L.C., a Delaware limited liability company ("Landlord"), and NAVISITE, INC., a Delaware Corporation ("Tenant").

                                    RECITALS

     A. Landlord and Tenant are parties to that certain Lease dated as of April 30, 1999 (the "Existing Lease"), originally entered into by and between CarrAmerica Realty Corporation, Landlord's predecessor-in-interest, and Tenant, pursuant to which Landlord leases to Tenant certain premises in the building located at 2720 Zanker Road, San Jose, California, containing approximately 66,350 rentable square feet (the "Premises"). The Existing Lease is scheduled to expire on November 8, 2006.

     B. Notwithstanding the renewal options set forth in Section 31 of the Existing Lease. Landlord and Tenant now desire to extend the Lease Term to expire on November 30, 2016, and make certain other amendments to the Existing Lease, all subject to, and on the basis of, the terms, covenants and conditions hereinafter set forth. The Existing Lease, as amended by this Amendment, is sometimes referred to herein as the "Lease."

     NOW, THEREFORE, in consideration of the foregoing and the agreements of Landlord and Tenant herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. Use of Defined Terms; Recitals; Effective Date.

          1.1 Definitions; Recitals. All capitalized terms used and not defined herein shall have the defined meanings ascribed to them in the Existing Lease. The provisions of the Recitals above are fully incorporated herein by this reference.

          1.2 Effective Date. Unless otherwise specifically provided herein, all provisions of this Amendment shall be effective as of the date of execution set forth under Landlord's signature below.

     2. Term. The Lease Term is hereby extended (the "Extension Term") for the period commencing on November 9, 2006 (the "Extension Term Commencement Date"), and continuing through November 30, 2016 (which, for all purposes under the Lease, shall hereinafter be the "Termination Date"), unless earlier terminated pursuant to the terms and conditions of the Lease. Tenant hereby agrees and acknowledges that it has no options to extend the Term of the Lease beyond November 30, 2016, and the provisions of Section 31 of the Existing Lease are hereby deleted.

     3. Monthly Rent During Extension Term. As of the Extension Term Commencement Date and thereafter during the Extension Term, Tenant shall pay Base Rent in accordance with the following:

                                           Annual        Monthly
Period                                   Base Rent      Base Rent
------                                 -------------   -----------
Extension Term Commencement
Date - November 30, 2008               $1,194,300.00   $ 99,525.00
December 1, 2008 - November 30, 2009   $1,592,400.00   $132,700.00
December 1, 2009 - November 30, 2010   $1,672,020.00   $139,335.00
December 1, 2010 - November 30, 2012   $1,791,450.00   $149,287.50
December 1, 2012 - November 30, 2014   $1,871,070.00   $155,922.50
December 1, 2014 - November 30, 2016   $1,950,690.00   $162,557.50

     4. First Negotiation Rights. Sections 32 and 33 of the Existing Lease are hereby deleted and shall be of no further force or effect.

     5. Tenant's Certification. Tenant hereby certifies to Landlord that, as of the execution and delivery of this Amendment by Tenant to Landlord, there are no existing defenses against the enforcement of any of the obligations of Tenant under the Lease, and Landlord is not in default under the Lease by reason of its failure to perform any obligations thereunder, and there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default.

     6. Real Estate Brokers. Tenant and Landlord represent and warrant that neither party has utilized the services of any broker in connection with the negotiation or execution of this Amendment, other than CB Richard Ellis. Landlord shall be responsible for paying any and all commissions or fees owed and due to CB Richard Ellis with regard to the subject matter of this Amendment. Either party agrees to indemnify the other party and hold the other party harmless from any and all costs (including attorneys' fees), expenses or liability for commissions or other compensation claimed by any other broker or agent claiming to have had dealings with a party in connection with this Amendment.

     7. Miscellaneous.

          7.1 Ratification. Except as modified by this Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and are hereby ratified and confirmed.

          7.2 Conflict. To the extent the terms of the Existing Lease and this Amendment are inconsistent, the terms of this Amendment shall control.

          7.3 No Offer. The submission of this Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this Amendment shall not become effective as an amendment to the Existing Lease unless and until it has been executed and delivered by both Landlord and Tenant.

          7.4 Time of the Essence. Time is of the essence for each and every provision of this Amendment.

          7.5 Entire Agreement. This Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Existing Lease as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

         [The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the dates set forth below.

LANDLORD:                               TENANT:

CaRR NP Properties L.L.C.,              NAVISITE, INC.,
a Delaware limited liability company    a Delaware corporation


By: /s/ Marshall Findley                By: /s/ John J. Gavin, Jr.
    ---------------------------------       ------------------------------------
    Marshall Findley                    Name: John J. Gavin Jr.
    Managing Director and               Title: Chief Financial Officer
    Vice President

Date of Execution: 8/09/06              Date of Execution: August 4, 2006